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As filed with the Securities and Exchange Commission on June 16, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SILVER WHEATON CORP.
(Exact name of Registrant as specified in its charter)

Ontario, Canada (Province or other jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No., if any)

Suite 3150, 666 Burrard Street
Vancouver, British Columbia, V6C 2X8, Canada
(604) 684-9648
(Address and telephone number of Registrant's principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address and telephone number (including area code) of agent for service in the United States)

Copies to:

Curt Bernardi Silver Wheaton Corp. Suite 3150 - 666 Burrard Street Vancouver, British Columbia V6C 2X8 Canada (604) 639-9498	Mark Bennett Jennifer Traub Cassels Brock & Blackwell LLP 2100 Scotia Plaza 40 King Street West Toronto, Ontario M5H 3C2 Canada (416) 869-5300	Andrew Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 United States (212) 373-3000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check appropriate box below)

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.	☐
pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box.    ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)

Common Shares, no par value	2,718,265	$20.00	$54,365,300	$3876.25

Total				$3876.25

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457. The exercise price of one common share purchase warrant of the Registrant is $20.00 at any time prior to 5:00 p.m. (Vancouver time) on September 5, 2013.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

New Issue	June 16, 2010

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

SILVER WHEATON CORP.

Up to 2,718,265 Common Shares

This short form prospectus is being filed by Silver Wheaton Corp. ("Silver Wheaton" or the "Corporation") to qualify the distribution of up to 2,718,265 common shares of the Corporation (each, a "Warrant Share" and, collectively, the "Warrant Shares") issuable upon exercise of 2,718,265 common share purchase warrants of the Corporation (each, a "Warrant" and, collectively, the "Warrants"). Each Warrant is exercisable to purchase one Warrant Share at a price of US$20.00 at any time prior to 5:00 p.m. (Vancouver time) on September 5, 2013.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this short form prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors in the United States should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are residents in, or citizens of, the United States may not be fully described herein.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Corporation is organized under the laws of Ontario, Canada, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in the registration statement may be residents of a foreign country, and that a substantial portion of the assets of the Corporation and said persons may be located outside the United States.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this short form prospectus. Any representation to the contrary is a criminal offence.

Investing in the Warrant Shares involves a high degree of risk. Investors should carefully read the "Risk Factors" section in this short form prospectus.

No underwriter has been involved in the preparation of, or has performed a review of, the contents of this short form prospectus.

The Corporation's head office is located at 666 Burrard Street, Suite 3150, Park Place, Vancouver, British Columbia, V6C 2X8 and its registered office is located at Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2.

        Investors should rely only on the information contained or incorporated by reference in this short form prospectus. The Corporation has not authorized anyone to provide investors with different information. The Corporation is not making an offer of the Warrant Shares in any jurisdiction where the offer is not permitted. Investors should not assume that the information contained in this short form prospectus is accurate as of any date other than the date on the front of those documents.

        Unless the context otherwise requires, references in this short form prospectus to "Silver Wheaton" or the "Corporation" include Silver Wheaton Corp. and each of its material subsidiaries.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The information contained herein contains or incorporates by reference "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities legislation. Forward-looking statements, which are all statements other than statements of historical fact, include, but are not limited to, statements with respect to the future price of silver and gold, the estimation of mineral reserves and mineral resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, reserve determination and reserve conversion rates. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Silver Wheaton to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: fluctuations in the price of silver and gold; the absence of control over mining operations from which Silver Wheaton purchases silver or gold and risks related to these mining operations including risks related to fluctuations in the price of the primary commodities mined at such operations, actual results of mining and exploration activities, economic and political risks of the jurisdictions in which the mining operations are located and changes in project parameters as plans continue to be refined; and differences in the interpretation or application of tax laws and regulations; as well as those factors discussed in the section entitled "Risk Factors" in this short form prospectus. Forward-looking statements are based on assumptions management believes to be reasonable, including but not limited to: the continued operation of the mining operations from which Silver Wheaton purchases silver or gold, no material adverse change in the market price of commodities, that the mining operations will operate and the mining projects will be completed in accordance with their public statements and achieve their stated production outcomes, and such other assumptions and factors as set out herein. Although Silver Wheaton has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate. Accordingly, readers should not place undue reliance on forward-looking statements. Silver Wheaton does not undertake to update any forward-looking statements that are included or incorporated by reference herein, except in accordance with applicable securities laws.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING PRESENTATION OF
MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

        This short form prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms "mineral reserve", "proven mineral reserve" and "probable mineral reserve" are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the United States Securities and Exchange Commission ("SEC") Industry Guide 7 ("SEC Industry Guide 7") under the United States Securities Act of 1933, as amended. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

        In addition, the terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in place tonnage and grade without reference to unit measures.

        Accordingly, information contained in this short form prospectus and the documents incorporated by reference herein, containing descriptions of the Corporation's mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

        See "Description of the Business — Technical Information" in the Annual Information Form (as defined herein), which is incorporated by reference herein, for a description of certain of the mining terms used in this short form prospectus and the documents incorporated by reference herein.

 FINANCIAL INFORMATION

        The financial statements of the Corporation incorporated by reference in this short form prospectus are reported in United States dollars. Unless otherwise indicated, all financial information included and incorporated by reference in this short form prospectus is determined using Canadian generally accepted accounting principles, referred to as "Canadian GAAP". Canadian GAAP differs from United States generally accepted accounting principles, referred to as "U.S. GAAP".

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

        All currency amounts in this short form prospectus are expressed in United States dollars, unless otherwise indicated. References to "US$" are to United States dollars and references to "C$" are to Canadian dollars.

        The high, low and closing noon spot rates for the United States dollar in terms of Canadian dollars for each of the financial periods of the Corporation ended March 31, 2010, December 31, 2009, December 31, 2008 and December 31, 2007, as quoted by the Bank of Canada, were as follows:

	March 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007
	(expressed in C$)
High	1.07	1.30	1.30	1.19
Low	1.01	1.03	0.97	0.92
Closing	1.02	1.05	1.22	0.99

        On June 15, 2010, the noon spot rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was US$1.00 = C$1.03.

 DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this short form prospectus from documents filed with the British Columbia Securities Commission which have also been filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Silver Wheaton Corp. at 666 Burrard Street, Suite 3150, Park Place, Vancouver, British Columbia, V6C 2X8, telephone (604) 639-9498, and are also available electronically at www.sedar.com. The filings of the Corporation through the System for Electronic Document Analysis and Retrieval ("SEDAR") are not incorporated by reference in this short form prospectus excepts as specifically set out herein.

        The following documents are specifically incorporated by reference in, and form an integral part of, this short form prospectus:

  (a)
  the annual information form (the "Annual Information Form") of the Corporation dated March 25, 2010 for the financial year ended December 31, 2009;

  (b)
  the audited consolidated balance sheets of the Corporation as at December 31, 2009 and 2008 and the consolidated statements of operations, comprehensive income (loss), cash flows and shareholders' equity for each of the three years in the period December 31, 2009, together with the report of independent registered chartered accountants thereon and the notes thereto;

  (c)
  management's discussion and analysis of results of operations and financial condition of the Corporation for the financial year ended December 31, 2009;

  (d)
  the interim unaudited comparative consolidated financial statements of the Corporation as at and for the three months ended March 31, 2010, together with the notes thereto;

  (e)
  management's discussion and analysis of results of operations and financial condition of the Corporation for the three months ended March 31, 2010;

  (f)
  the management information circular of the Corporation dated March 25, 2009 prepared in connection with the annual meeting of shareholders of the Corporation held on May 20, 2010;

  (g)
  the business acquisition report of the Corporation dated July 20, 2009 prepared in connection with the Corporation's acquisition of Silverstone Resources Corp.; and

  (h)
  the press release of the Corporation dated June 2, 2010 relating to the Corporation's agreement to amend its silver purchase agreement relating to the San Dimas mines in conjunction with Goldcorp Inc.'s proposed sale of the San Dimas mines to Mala Noche Resources Corp.

        Any document of the type referred to in Section 11.1 of Form 44-101F1 Short Form Prospectus, if filed by the Corporation after the date of this short form prospectus shall be deemed to be incorporated by reference in this short form prospectus. In addition, to the extent that any document or information incorporated by reference into this short form prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this short form prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this short form prospectus forms a part. In addition, the Corporation may incorporate by reference as an exhibit to the registration statement of which this short form prospectus forms a part or into this short form prospectus which forms a part of the registration statement information from documents that the Corporation files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.

        Any statement contained in this short form prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this short form prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

        The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

 DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the registration statement of which this short form prospectus forms a part: (1) the documents listed under "Documents Incorporated by Reference"; (2) the consent of Deloitte & Touche LLP; (3) the consent of Davidson & Company LLP (4) the consent of Cassels Brock & Blackwell LLP; (5) the consents of certain "qualified persons" under NI 43-101, being Reynaldo Rivera, Velasquez Spring, Gordon Watts, Samuel Mah, Neil Burns, Robert Bryson, Fred Brown, Murray Butcher, Christopher Elliott, George Even, Dino Pilotto, Cameron Scott, Bart Stryhas and Edward McLean; and (6) the powers of attorney from the directors and certain officers of the Corporation.

AVAILABLE INFORMATION

        The Corporation files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces of Canada. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

        The Corporation is subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended, (the "Exchange Act") and in accordance therewith files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States and Canadian securities regulators, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation's officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, the Corporation is not required to publish financial statements as frequently or as promptly as United States companies. Reports and other information filed by the Corporation may be inspected and copied at the public reference facilities maintained by the SEC in the public reference room at 100 F Street, N.E., Washington, D.C., 20549 by paying a fee. Prospective investors may call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information regarding the public reference facilities. The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

        The Corporation has filed with the SEC a registration statement (the "Registration Statement") on Form F-10 under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") with respect to the Warrants. This short form prospectus, including the documents incorporated by reference herein, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Corporation and the Warrants, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this short form prospectus, including the documents incorporated by reference herein, as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement can be found on the SEC's website, www.sec.gov.

 THE CORPORATION

        Silver Wheaton is a mining company which generates its revenue primarily from the sale of silver. The Corporation is listed on the New York Stock Exchange (symbol: SLW) and the Toronto Stock Exchange (symbol: SLW). In addition, the Corporation has two series of common share purchase warrants that trade on the Toronto Stock Exchange (symbols: SLW.WT.B and SLW.WT.U).

        As of the date hereof, the Corporation had entered into 14 long-term silver purchase agreements and two long-term precious metal purchase agreements whereby Silver Wheaton acquires silver and gold production from the counterparties for a per ounce cash payment at or below the prevailing market price. The primary drivers of the Corporation's financial results are the volume of silver production at the various mines and the price of silver.

        See the Annual Information Form, which is incorporated by reference herein, for further details regarding the business of the Corporation.

RISK FACTORS

        An investment in the Warrant Shares is speculative and involves a high degree of risk. Any prospective investor should carefully consider the risk factors set forth under "Risk Factors" in the Annual Information Form incorporated by reference herein and all of the other information contained in this short form prospectus (including, without limitation, the documents incorporated by reference) before purchasing any of the Warrant Shares. The risks described therein are not the only risks facing the Corporation. Additional risks and uncertainties not currently known to the Corporation, or that the Corporation currently deems immaterial, may also materially and adversely affect its business.

CONSOLIDATED CAPITALIZATION

        There have not been any material changes in the share and loan capital of the Corporation since March 31, 2010, the date of the Corporation's most recently filed financial statements.

DESCRIPTION OF COMMON SHARES

        The Corporation is authorized to issue an unlimited number of common shares (the "Common Shares"). As of June 15, 2010, 343,429,187 Common Shares were issued and outstanding. Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Corporation's board of directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. There are currently no other series or class of shares which rank senior in priority to the Common Shares. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

        Effective December 8, 2008 and confirmed by the Corporation's shareholders on May 21, 2009, the Corporation adopted a shareholder rights plan (the "Rights Plan") designed to ensure, to the extent possible, that all of the Corporation's shareholders are treated fairly in the event that a take-over bid is made for the Common Shares and to ensure that the board of directors of the Corporation has sufficient time to evaluate unsolicited take-over bids and to explore, develop and pursue alternatives that could maximize value for shareholders. The full text of the Rights Plan is available under the Corporation's profile on SEDAR at www.sedar.com or on request to the Corporate Secretary of the Corporation at Suite 3150, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

 PLAN OF DISTRIBUTION

        This short form prospectus relates to the issuance of: (i) the Warrant Shares, issuable from time to time, upon the exercise of up to 2,718,265 Warrants issued by the Corporation on June 24, 2008 pursuant to the offering described below, and (ii) such indeterminate number of additional Common Shares that may be issuable by reason of the anti-dilution provisions contained in the warrant indenture governing the Warrants.

        Each Warrant entitles the holder to purchase one Warrant Share at a price of US$20.00, subject to adjustment, at any time prior to 5:00 p.m. (Vancouver time) on September 5, 2013.

        On June 24, 2008, the Corporation filed a short form base shelf prospectus (the "2008 Shelf") with the securities commissions or similar regulatory authorities in each of the provinces of Canada and a registration statement on Form F-10 (File No. 333-151861) with the SEC (the "Original Registration Statement") relating to the offering by the Corporation of the Warrants and the Warrant Shares. Under the multijurisdictional disclosure system adopted by the United States and Canadian securities regulators, Canadian home jurisdiction requirements control the period of effectiveness of the 2008 Shelf and the Original Registration Statement which, in this case, is 25 months following effectiveness. As a result, the 2008 Shelf and the Original Registration Statement will be deemed to expire on August 25, 2010. Under United States securities laws, the Corporation is filing the Registration Statement to register the issuance of the Warrant Shares in the United States so that the Warrant Shares can be registered upon issuance until the date that is 25 months following effectiveness of the Registration Statement.

        The 2008 Shelf, together with the Original Registration Statement, registered the offering of the securities to which it relates under the U.S. Securities Act, in accordance with the multijurisdictional disclosure system adopted by the SEC and the securities commissions or similar regulatory authorities in each of the provinces of Canada. Other than the Province of British Columbia, this short form base shelf prospectus does not qualify the distribution of the Warrant Shares in any province of Canada.

        The Warrant Shares to which this short form base shelf prospectus and the Registration Statement relates will be sold directly by the Corporation to holders of Warrants on the exercise of such Warrants. No underwriters, dealers or agents will be involved in these sales.

USE OF PROCEEDS

        In the event that all of the Warrants are exercised by the holders thereof, the Corporation would receive proceeds of approximately US$54 million. The Warrants have not been, and may never be, exercised and there is no guarantee that Silver Wheaton will receive these proceeds. The Corporation expects that it will use the proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes as well as to potentially fund future silver stream acquisitions.

 TRADING PRICE AND VOLUME

Common Shares

        The Common Shares are listed and posted for trading on the TSX and the NYSE under the symbol "SLW". The following table sets forth information relating to the trading of the Common Shares on the TSX for the months indicated.

Month	High (C$)	Low (C$)	Volume
June 2009	12.03	8.95	35,709,894
July 2009	10.29	8.31	27,131,286
August 2009	11.43	10.10	26,407,511
September 2009	14.25	10.69	64,171,982
October 2009	15.45	12.72	44,323,712
November 2009	17.64	13.18	47,773,201
December 2009	18.34	15.55	41,017,960
January 2010	18.36	14.57	32,369,914
February 2010	16.77	13.97	33,143,887
March 2010	16.64	15.20	36,084,427
April 2010	20.12	16.13	28,097,842
May 2010	21.93	18.01	50,483,600
June 2010(1)	20.66	18.85	25,548,100

(1)
From June 1 to June 15, 2010.

        At the close of business on June 15, 2010, the last trading day prior to the date of this short form prospectus, the price of the Common Shares as quoted by the TSX was C$20.52.

Series B Warrants

        The Series B common share purchase warrants (the "Series B Warrants") of the Corporation (each of which is exercisable to acquire one Common Share at a price of C$10.00 until December 22, 2010) are listed and posted for trading on the TSX under the symbol "SLW.WT.B". The following table sets forth information relating to the trading of the Series B Warrants on the TSX for the months indicated.

Month	High (C$)	Low (C$)	Volume
June 2009	5.00	3.01	123,838
July 2009	3.87	3.26	83,450
August 2009	4.14	3.33	128,126
September 2009	6.16	3.90	349,875
October 2009	6.00	4.12	384,429
November 2009	7.79	4.45	1,434,291
December 2009	8.42	5.95	547,414
January 2010	8.48	5.15	454,832
February 2010	6.94	4.84	440,152
March 2010	6.64	5.29	686,492
April 2010	10.10	6.22	1,023,647
May 2010	11.97	8.11	1,172,000
June 2010(1)	10.64	8.91	431,300

(1)
From June 1 to June 15, 2010.

        At the close of business on June 15, 2010, the last trading day prior to the date of this short form prospectus, the price of the Series B Warrants as quoted by the TSX was C$10.48.

U.S. Dollar Warrants

        The U.S. dollar common share purchase warrants (the "U.S. Dollar Warrants") of the Corporation (each of which is exercisable to acquire one Common Share at a price of US$20.00 until September 5, 2013) are listed and posted for trading on the TSX under the symbol "SLW.WT.U". The following table sets forth information relating to the trading of the U.S. Dollar Warrants on the TSX for the months indicated.

Month	High (US$)	Low (US$)	Volume
June 2009	3.90	2.50	93,139
July 2009	3.14	2.30	77,591
August 2009	3.20	2.58	75,990
September 2009	5.98	2.74	146,737
October 2009	6.07	4.60	92,371
November 2009	7.49	4.44	73,477
December 2009	9.49	6.01	45,307
January 2010	7.70	4.48	107,671
February 2010	6.28	4.55	62,881
March 2010	6.27	5.30	82,697
April 2010	6.92	5.77	136,012
May 2010	8.10	6.12	180,800
June 2010(1)	7.19	5.74	25,200

(1)
From June 1 to June 15, 2010.

        At the close of business on June 15, 2010, the last trading day prior to the date of this short form prospectus, the price of the U.S. Dollar Warrants as quoted by the TSX was US$6.86.

LEGAL MATTERS

        Certain legal matters will be passed upon by Cassels Brock & Blackwell LLP, the Corporation's Canadian counsel, on matters of Ontario law and the federal laws of Canada applicable in Ontario. Certain legal matters in connection with the offering relating to United States law will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. On the date of this short form prospectus, the partners and associates of Cassels Brock & Blackwell LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, each as a group, own beneficially, directly or indirectly, in the aggregate, less than 1% or no securities of the Corporation.

 ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        The Corporation is an Ontario corporation and its principal place of business is in Canada. The majority of the directors and officers of the Corporation are resident outside of the United States and a substantial portion of its assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Corporation or its directors or officers, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Corporation or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the United States federal securities or any such state securities or "blue sky" laws. The Corporation has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Corporation has also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

        The Corporation filed with the SEC, concurrently with its registration statement on Form F-10 of which this short form prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed Puglisi & Associates as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of securities under this short form prospectus.

 AUDITORS' CONSENT (DELOITTE & TOUCHE LLP)

        We have read the preliminary short form base shelf prospectus of Silver Wheaton Corp. (the "Corporation") dated June 16, 2010 qualifying the distribution of common shares of the Corporation issuable upon exercise of common share purchase warrants of the Corporation. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2009 and 2008, and the consolidated statements of operations, comprehensive income (loss), cash flows and shareholders' equity for each of the three years in the period December 31, 2009. Our report is dated March 25, 2010.

Vancouver, British Columbia June 16, 2010	(Signed) DELOITTE & TOUCHE LLP Independent Registered Chartered Accountants

 AUDITORS' CONSENT (DAVIDSON & COMPANY LLP)

        We have read the preliminary short form base shelf prospectus of Silver Wheaton Corp. (the "Corporation") dated June 16, 2010 qualifying the distribution of common shares of the Corporation issuable upon exercise of common share purchase warrants of the Corporation. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of Silverstone Resources Corp. ("Silverstone") on the consolidated balance sheets of Silverstone as at December 31, 2008 and 2007 and the consolidated statements of operations and deficit, comprehensive income (loss) and other comprehensive income (loss) and cash flows for the year ended December 31, 2008, the four months ended December 31, 2007 and the year ended August 31, 2007. Our report is dated April 8, 2009.

Vancouver, Canada June 16, 2010	(Signed) DAVIDSON & COMPANY LLP Chartered Accountants

 PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Section 136 of the Business Corporations Act (Ontario) as amended, provides, in part, as follows:

        (1)   A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of Costs

        (2)   A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfil the conditions set out in subsection (3).

Limitation

        (3)   A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request.

Same

        (4)   In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual's conduct was lawful.

Derivative Actions

        (4.1)  A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to Indemnity

        (4.2)  Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

    (a)
    was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

    (b)
    fulfils the conditions set out in subsections (3) and (4).

Insurance

        (4.3)  A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

    (a)
    in the individual's capacity as a director or officer of the corporation; or

    (b)
    in the individual's capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

Application to Court

        (5)   A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

Idem

        (6)   Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Article 6 of By-Law No. 2 of the Corporation provides as follows:

Protection of Directors, Officers and Others

        6.03     Limitation of Liability.    Except as otherwise provided in the Act, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any persons, firm or corporation including any person, firm or corporation with whom or which any moneys, securities or effects shall be lodged or deposited for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly, in good faith and in the best interests of the Corporation and in connection therewith to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a company which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or company, as the case may be, from receiving proper remuneration for such services.

        6.04     Indemnity.    Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, if

  (a)
  the individual acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation's request;

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful; and

  (c)
  a court or other competent authority has not judged that the individual has committed any fault or omitted to do anything that the individual ought to have done.

        The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

-

EXHIBITS

Exhibit	Description
4.1	Annual information form of the Registrant for the year ended December 31, 2009 dated March 25, 2010 (incorporated by reference to the Registrant's Annual Report on Form 40-F filed with the Commission on March 31, 2010)
4.2	Audited consolidated balance sheets of the Registrant as at December 31, 2009 and 2008, and the consolidated statements of operations, cash flows, comprehensive income (loss), and shareholders' equity for each of the three years in the period ended December 31, 2009, together with the reports of independent registered chartered accountants thereon and the notes thereto (incorporated by reference to the Registrant's Annual Report on Form 40-F filed with the Commission on March 31, 2010)
4.3	Management's discussion and analysis of results of operations and financial condition of the Registrant for the year ended December 31, 2009 (incorporated by reference to the Registrant's Annual Report on Form 40-F filed with the Commission on March 31, 2010)
4.4	Unaudited comparative consolidated financial statements of the Registrant as at and for the three months ended March 31, 2010, together with the notes thereto (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on May 13, 2010)
4.5	Management's discussion and analysis of results of operations and financial condition of the Registrant for the three months ended March 31, 2010 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on May 13, 2010)
4.6	Management information circular dated March 25, 2010 prepared in connection with the Registrant's annual meeting of shareholders held on May 20, 2010 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on April 9, 2010)
4.7	Business Acquisition Report, dated July 20, 2009 prepared in connection with the Registrant's acquisition of Silverstone Resources Corp. (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on June 16, 2010)
4.8	Press Release, dated June 2, 2010 relating to the Registrant's agreement to amend its silver purchase agreement relating to the San Dimas mines in conjunction with Goldcorp Inc.'s proposed sale of San Dimas mines to Mala Noche Resources Corp. (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on June 2, 2010)
5.1	Consent of Deloitte & Touche LLP
5.2	Consent of Cassels Brock & Blackwell LLP
5.3	Consent of Reynaldo Rivera
5.4	Consent of Velasquez Spring
5.5	Consent of Gordon Watts
5.6	Consent of Samuel Mah
5.7	Consent of Neil Burns
5.8	Consent of Robert Bryson
5.9	Consent of Fred Brown
5.10	Consent of Murray Butcher
5.11	Consent of Christopher Elliott
5.12	Consent of George Even
5.13	Consent of Dino Pilotto
5.14	Consent of Cameron Scott
5.15	Consent of Bart Stryhas
5.16	Consent of Edward McLean
5.17	Consent of Davidson & Company LLP
6.1	Powers of Attorney (included on the signature pages of the Registration Statement on Form F-10)
7.1	Form of Common Share Purchase Warrant Indenture (incorporated by reference to the Registrant's Form F-10A filed with the Commission on July 25, 2008)

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process.

  (a)
  Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (b)
  Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the Commission by Amendment to Form F-X referencing the file number of this Registration Statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 16th day of June, 2010.

SILVER WHEATON CORP.
By:	/s/ PETER D. BARNES Name: Peter D. Barnes Title: Chief Executive Officer

POWERS OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Peter D. Barnes and Gary D. Brown, or either of them, his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents or any of them or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ PETER D. BARNES Peter D. Barnes	Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2010

/s/ GARY D. BROWN Gary D. Brown	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 16, 2010

/s/ DOUGLAS M. HOLTBY Douglas M. Holtby	Chairman of the Board and Director	June 16, 2010

/s/ LAWRENCE I. BELL Lawrence I. Bell	Director	June 16, 2010

/s/ GEORGE L. BRACK George L. Brack	Director	June 16, 2010

/s/ JOHN A. BROUGH John A. Brough	Director	June 16, 2010

III-2

Signature	Title	Date

/s/ R. PETER GILLIN R. Peter Gillin	Director	June 16, 2010

/s/ EDUARDO LUNA Eduardo Luna	Director	June 16, 2010

/s/ WADE D. NESMITH Wade D. Nesmith	Director	June 16, 2010

III-3

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Silver Wheaton Corp. in the United States, on the 16th day of June, 2010.

PUGLISI & ASSOCIATES
/s/ GREGORY F. LAVELLE Name: Gregory F. Lavelle Title: Managing Director

III-4

 EXHIBIT INDEX

Exhibit	Description
4.1	Annual information form of the Registrant for the year ended December 31, 2009 dated March 25, 2010 (incorporated by reference to the Registrant's Annual Report on Form 40-F filed with the Commission on March 31, 2010)
4.2	Audited consolidated balance sheets of the Registrant as at December 31, 2009 and 2008, and the consolidated statements of operations, cash flows, comprehensive income (loss), and shareholders' equity for each of the three years in the period ended December 31, 2009, together with the reports of independent registered chartered accountants thereon and the notes thereto (incorporated by reference to the Registrant's Annual Report on Form 40-F filed with the Commission on March 31, 2010)
4.3	Management's discussion and analysis of results of operations and financial condition of the Registrant for the year ended December 31, 2009 (incorporated by reference to the Registrant's Annual Report on Form 40-F filed with the Commission on March 31, 2010)
4.4	Unaudited comparative consolidated financial statements of the Registrant as at and for the three months ended March 31, 2010, together with the notes thereto (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on May 13, 2010)
4.5	Management's discussion and analysis of results of operations and financial condition of the Registrant for the three months ended March 31, 2010 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on May 13, 2010)
4.6	Management information circular dated March 25, 2010 prepared in connection with the Registrant's annual meeting of shareholders held on May 20, 2010 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on April 9, 2010)
4.7	Business Acquisition Report, dated July 20, 2009 prepared in connection with the Registrant's acquisition of Silverstone Resources Corp. (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on June 16, 2010)
4.8	Press Release, dated June 2, 2010 relating to the Registrant's agreement to amend its silver purchase agreement relating to the San Dimas mines in conjunction with Goldcorp Inc.'s proposed sale of San Dimas mines to Mala Noche Resources Corp. (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on June 2, 2010)
5.1	Consent of Deloitte & Touche LLP
5.2	Consent of Cassels Brock & Blackwell LLP
5.3	Consent of Reynaldo Rivera
5.4	Consent of Velasquez Spring
5.5	Consent of Gordon Watts
5.6	Consent of Samuel Mah
5.7	Consent of Neil Burns
5.8	Consent of Robert Bryson
5.9	Consent of Fred Brown
5.10	Consent of Murray Butcher
5.11	Consent of Christopher Elliott
5.12	Consent of George Even
5.13	Consent of Dino Pilotto
5.14	Consent of Cameron Scott
5.15	Consent of Bart Stryhas
5.16	Consent of Edward McLean
5.17	Consent of Davidson & Company LLP
6.1	Powers of Attorney (included on the signature pages of the Registration Statement on Form F-10)
7.1	Form of Common Share Purchase Warrant Indenture (incorporated by reference to the Registrant's Form F-10A filed with the Commission on July 25, 2008)

E-1

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING PRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES
FINANCIAL INFORMATION
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
AVAILABLE INFORMATION
THE CORPORATION
RISK FACTORS
CONSOLIDATED CAPITALIZATION
DESCRIPTION OF COMMON SHARES
PLAN OF DISTRIBUTION
USE OF PROCEEDS
TRADING PRICE AND VOLUME
LEGAL MATTERS
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
AUDITORS' CONSENT (DELOITTE & TOUCHE LLP)
AUDITORS' CONSENT (DAVIDSON & COMPANY LLP)
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking.
  Item 2. Consent to Service of Process.
SIGNATURES
POWERS OF ATTORNEY
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX